Exhibit 99.1

         Interleukin Genetics Reports Second Quarter Financial Results

     WALTHAM, Mass.--(BUSINESS WIRE)--Aug. 10, 2004--Interleukin Genetics, Inc. (OTCBB: ILGN) a leader in the development of personalized health products, today reported revenue of $664,000 and a net loss of $921,000 or $0.04 per basic and diluted share, for the quarter ended June 30, 2004.

     Key Milestone Achieved During Second Quarter of 2004:

     In June 2004, the Company signed a Research Agreement with Access Business Group LLC (ABG), a subsidiary of Alticor Inc., to conduct research into the development of a test to identify individuals with specific genetic variations that affect how people gain and maintain weight. The agreement also includes provisions to assist ABG in the development of nutritional products to help manage weight in those individuals who are overweight but not obese, that is, with a Body Mass Index (BMI) greater than 25 but less than 30. With the execution of this agreement, Interleukin is eligible to receive up to $1.9 Million in additional research funding over a period of one year beginning on July 1, 2004. The first phase of the agreement is a "proof of concept" with a performance milestone that determines the continuance of the project.

     Financial Results:

     Revenue for the quarter was $664,000 compared to $633,000 in the same quarter of 2003. Both periods include $625,000 in research funding related to the research agreement with Alticor entered into in March 2003. For the quarter, the Company reported a net loss of $921,000, or $0.04 per basic and diluted share, as compared to a net loss of $948,000, or $0.04 per basic and diluted share, for the same period last year.
     Research and development expenditures were $355,000 in the quarter ended June 30, 2004 compared to $476,000 in the comparable quarterly period ended June 30, 2003. The decrease in R&D expenses reflects a re-allocation of internal resources from internally-funded projects to the research project funded by Alticor. Those reallocated costs are now reported as cost of revenue.
     Selling, general and administrative expenses were $749,000 for the quarter ended June 30, 2004 compared to $603,000 during the same period last year. The increase is primarily the result of the Company adding the appropriate infrastructure in its efforts to develop other markets for its products and building a CLIA laboratory.
     As of June 30, 2004, the Company reported total assets of $6,863,000, including $5,473,000 in cash and cash equivalents as compared to total assets of $5,458,000 including $4,759,000 in cash and cash equivalents as of December 31, 2003. Cash and cash equivalents as of March 31, 2004 were $6,495,000. The increase in cash from December 31, 2003 reflects the $2,000,000 milestone payment received from Alticor in March 2004.
     For the six months ended June 30, 2004, the Company reported revenue of $1,309,000 and a net loss of $1,849,000 or $0.08 per share compared to revenue of $662,000 and a net loss of $2,614,000 or $0.11 per share for the same period last year.

     About Interleukin

     Interleukin Genetics is a biotechnology company focused on developing personalized health products. The company uses functional genomics to help in the development of risk assessment tests, pharmacogenetic tests, nutritional and therapeutic products based on the genetic variations in people. Interleukin's current programs focus on cardiovascular disease, osteoporosis, rheumatoid arthritis, endometriosis, periodontal disease and weight management. Interleukin expects that these programs will lead to products that will help consumers assess their risk for disease, personalize their selection of nutritional and therapeutic products and enable the managed care industry to improve patient care and better allocate resources. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com.

     Certain statements contained herein are "forward-looking" statements including statements regarding our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns and our ability to make progress in advancing our core technologies. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns, our ability to construct a DNA testing laboratory, our ability to complete all of our key milestones with regard to Alticor programs, our ability to make progress in advancing our core technologies and our ability to launch new commercial products and those risks and uncertainties described in our annual report on Form 10-K, our quarterly reports on Form 10-Q and in other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.


                           Interleukin Genetics, Inc.
                              Financial Highlights


                                             June 30,    December 31,
Balance sheet data                             2004          2003
------------------------------------------
                                            (Unaudited)    (Audited)
Cash, cash equivalents and marketable
 securities                                 $ 5,472,718   $ 4,759,453
Total current assets                          6,273,135     4,997,408
Total assets                                 $6,862,927    $5,458,442

Total current liabilities                    $1,966,177    $1,288,104
Total liabilities                             4,570,289     3,900,730

Total shareholders' equity                    2,292,638     1,557,712

Total liabilities and shareholders' equity   $6,862,927    $5,458,442



                      Three Months Ended         Six Months Ended
 Statement of       June 30,     June 30,     June 30,     June 30,
  operations data      2004         2003         2004         2003
------------------ ------------ ------------ ------------ ------------
                                       (Unaudited)
Sales                 $663,977     $632,909   $1,308,920     $661,647

Gross profit           202,462      250,454      362,275      262,310

Research and
 development           354,500      475,875      735,760    1,348,314
Selling, general,
 and
 administrative
 expense               748,756      603,441    1,432,132    1,296,153
                   ------------ ------------ ------------ ------------
Total operating
 expenses            1,103,256    1,079,316    2,167,894    2,644,467
                   ------------ ------------ ------------ ------------

Loss from
 operations           (900,794)    (828,862)  (1,805,619)  (2,382,157)

Total other income
 and expense           (19,742)    (119,274)     (43,879)    (231,588)
                   ------------ ------------ ------------ ------------

Net loss             $(920,536)   $(948,136) $(1,849,498) $(2,613,745)
                   ============ ============ ============ ============

Basic and diluted
 loss per share         $(0.04)      $(0.04)      $(0.08)      $(0.11)

Weighted average
 common shares
 outstanding        23,501,709   23,161,926   23,412,390   23,140,230


     CONTACT: Interleukin Genetics
              Fenel M. Eloi, 781-398-0700